Exhibit 99.1

Standard Register®

ADVANCING YOUR REPUTATION

600 Albany St. · Dayton, OH 45417

Investor and media contact:

937.221.1000 · 937.221.1205 (fax)

Carol Merry 614.383.1624

www.standardregister.com

carol.merry@fahlgren.com

Standard Register Receives Notification of Non-Compliance from NYSE

DAYTON, Ohio (July 11, 2014) – Standard Register (NYSE: SR) today announced that on July 9, 2014, it was notified by the New York Stock Exchange (NYSE) that it is not in compliance with the NYSE’s continued listing standards. Standard Register is considered below the criteria since the Company’s average market capitalization was less than $50 million over a 30 trading-day period and at the same time its stockholders’ equity was less than $50 million.

“We are realizing the benefits of the acquisition of WorkflowOne, including strengthening sales pipelines across our solutions portfolio, as we continue with the integration. We anticipate at least $40 million in annual savings when complete at the end of 2015, and look forward to sharing our progress and future plans for long-term value creation with the NYSE,” said Joseph P. Morgan, Jr., president and chief executive officer.

In accordance with NYSE procedures, Standard Register has notified the NYSE that it will submit a business plan within 45 days from receipt of the NYSE notice that demonstrates the Company’s ability to regain compliance. Upon receipt of the plan, the NYSE has 45 days to review and determine whether the Company has made a reasonable demonstration of the ability to come into conformity with the relevant standards. Assuming the NYSE accepts the plan, it will determine the appropriate period for the Company to regain compliance.

About Standard Register

Standard Register (NYSE:SR), is trusted by the world’s leading companies to advance their reputations and add value to their operations by aligning communications with corporate brand standards. Providing market-specific insights and a compelling portfolio of workflow, content and analytics solutions to address the changing business landscape in healthcare, financial services, manufacturing and retail markets, Standard Register is the recognized leader in the management and execution of mission-critical communications. More information is available at http://www.standardregister.com.

Forward Looking Statements

This press release contains forward-looking statements covered by the Private Securities Litigation Reform Act of 1995. Because such statements deal with future events, they are subject to various risks and uncertainties and actual results could differ materially from the Company’s current expectations. Factors that could cause the Company’s results to differ materially from those expressed in forward-looking statements include, without limitation, our ability to successfully integrate the acquired assets or achieve the expected synergies of the WorkflowOne acquisition, access to capital for expanding in our solutions, the pace at which digital technologies and electronic health records (EHR) adoption erode the demand for certain products and services, the success of our plans to deal with the threats and opportunities brought by digital technology, results of cost containment strategies and restructuring programs, our ability to attract and retain key personnel, variation in demand and acceptance of the Company’s products and services, frequency, magnitude and timing of paper and other raw material price changes, the timing of the completion and integration of acquisitions, general business and economic conditions beyond the Company’s control, and the consequences of competitive factors in the marketplace, including the ability to attract and retain customers. The Company undertakes no obligation to revise or update forward-looking statements as a result of new information, since these statements may no longer be accurate or timely. For more information, see the Company’s most recent Form 10-K and other filings with the Securities and Exchange Commission.